Exhibit 99.1

Contact:	Claire M. Gulmi
Executive Vice President and Chief Financial Officer
(615) 665-1283

AMSURG ANNOUNCES CONSENT SOLICITATION WITH RESPECT TO

5.625% SENIOR NOTES DUE 2022

NASHVILLE, Tenn. – (August 8, 2016) – AMSURG Corp. (NASDAQ: AMSG) (“AMSURG”) announced today that it has commenced a consent solicitation with respect to its 5.625% Senior Notes due 2022 (CUSIP Nos. 03232 PAD0, 03232 PAC2, and U0018WAB2) (the “Notes”).

AMSURG is soliciting consents from holders of record as of 5:00 p.m., New York City time, on August 5, 2016 (such date and time, the “Record Date”) to (i) amend the Indenture governing the Notes, dated as of July 16, 2014 (as supplemented or amended, the “Indenture”), by and among AMSURG, U.S. Bank, N.A., as trustee (the “Trustee”), and certain subsidiaries of AMSURG, as guarantors (the “Subsidiary Guarantors”) to include limited condition acquisition technology, (ii) amend the definition of “Change of Control” contained in the Notes to waive any obligation of AMSURG under the Notes to make a change of control offer to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, upon consummation of the transactions (the “Mergers”) contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”) entered into by AMSURG with Envision Healthcare Holdings, Inc., a Delaware corporation (“Envision”), and New Amethyst Corp., a Delaware corporation and a wholly owned subsidiary of AMSURG (“New Amethyst”) and (iii) add to, amend, supplement and change certain other defined terms in the Notes related to the foregoing (collectively, the “Proposed Amendments”). The Proposed Amendments will be effected by a supplemental indenture (the “Supplemental Indenture”) to the Indenture.

AMSURG is offering to pay each holder of record as of the Record Date who validly delivers and does not validly revoke its consent on or prior to the Expiration Date (as defined below) a cash payment of $2.50 for each $1,000 in aggregate principal amount of Notes for which a consent is validly delivered, subject to satisfaction or waiver of certain conditions, including the receipt of valid consents in respect of a majority in aggregate principal amount of the outstanding Notes.

AMSURG expects that, promptly after receipt of the requisite consent at or prior to the Expiration Date, AMSURG, the Trustee and the Subsidiary Guarantors will execute the Supplemental Indenture giving effect to the Proposed Amendments. Holders will not be able to revoke their consents after the execution of the Supplemental Indenture (such time, the “Effective Time”). Holders should note that the Effective Time may be prior to the Expiration Date and holders will not be given prior notice of such Effective Time.

If the Mergers constitute a “Change of Control” (as such term is defined in the Indenture), the Issuer would be required to make a “Change of Control Offer” (as such term is defined in the Indenture) to each holder to purchase all or any part of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes purchased, plus accrued and unpaid interest, if any, to the date of purchase. Under certain circumstances as set forth in the Indenture, the Company may make a Change of Control Offer in advance of the closing of the Mergers. The Company cannot predict the level of participation from beneficial holders if any Change of Control Offer (whether in advance of the Mergers or upon the consummation of the Mergers) were to be made.

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AMSG Announces Consent Solicitation with Respect to 5.625% Senior Notes Due 2022

August 8, 2016

The consent solicitation will expire at 5:00 p.m., New York City time, on August 17, 2016 (as such date may be extended by AMSURG in its sole discretion) (the “Expiration Date”). Payment of the consent fee will be made promptly after the Supplemental Indenture is executed and all other conditions to the consent solicitation are satisfied or waived. AMSURG in its sole discretion may terminate the consent solicitation without the obligation to make any cash payment at any time prior to the Effective Time, whether or not the requisite consent has been received. Except for the Proposed Amendments, all of the existing terms of the Notes and the Indenture under which the Notes were issued will remain unchanged. The effectiveness of the Proposed Amendments is not a condition to the completion of the Mergers.

This press release does not set forth all of the terms and conditions of the consent solicitation. Holders of the Notes should carefully read AMSURG’s Consent Solicitation Statement, dated August 8, 2016, and the accompanying materials, including the Letter of Consent, for a complete description of all terms and conditions before making any decision with respect to the consent solicitation. AMSURG makes no recommendation as to whether or not any holder should consent to the Proposed Amendments. The solicitation agents for the consent solicitation are Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc., BMO Capital Markets Corp. and RBC Capital Markets, LLC. Additional information concerning the terms and conditions of the consent solicitation, and the procedure for delivering consents, may be obtained from Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect) or J.P. Morgan Securities LLC.

Copies of the Consent Solicitation Statement and related documents may be obtained from the information and tabulation agent, D.F. King & Co., Inc., by calling (800) 283-3192 (toll free) or (212) 269-5550 (collect) or by email at amsg@dfking.com.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. The solicitation of consents is only being made pursuant to the terms of the Consent Solicitation Statement and the related Letter of Consent. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About AMSURG

AMSURG’s Ambulatory Services Division acquires, develops and operates ambulatory surgery centers in partnership with physicians throughout the U.S. AMSURG’s Physician Services Division, Sheridan, provides outsourced physician services in multiple specialties to hospitals, ASCs and other healthcare facilities throughout the U.S., primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. Through these businesses as of June 30, 2016, AMSURG owned and operated 258 ASCs and one surgical hospital in 34 states and the District of Columbia and provided physician services to more than 530 healthcare facilities in 32 states. AMSURG has partnerships with, or employs, over 6,000 physicians and other healthcare professionals in 40 states and the District of Columbia.

No Offer or Solicitation / Additional Information and Where to Find It

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed business combination between AMSURG and Envision or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The proposed business combination between AMSURG and Envision will be submitted to their respective shareholders for consideration. AMSURG has caused New Amethyst to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that constitutes a prospectus of New

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AMSG Announces Consent Solicitation with Respect to 5.625% Senior Notes Due 2022

August 8, 2016

Amethyst and a joint proxy statement of AMSURG and Envision. After the Registration Statement is declared effective, AMSURG and Envision will deliver the joint proxy statement/prospectus to their respective shareholders as required by applicable law. This communication is not a substitute for any prospectus, proxy statement or any other document that may be filed with the SEC in connection with the proposed business combination. Investors and shareholders are urged to read carefully and in their entirety the joint proxy statement/prospectus and any other relevant documents that will be filed with the SEC when they become available because they will contain important information about the proposed business combination and related matters. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about AMSURG, Envision and New Amethyst, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. AMSURG and Envision make available free of charge at www.amsurg.com and www.evhc.net, respectively (in the “Investors” section), copies of materials they file with, or furnish to, the SEC.

Participants in the Merger Solicitation

AMSURG, Envision and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of AMSURG and Envision in connection with the proposed business combination. Information about the directors and executive officers of AMSURG is set forth in its proxy statement for its 2016 annual meeting of shareholders filed with the SEC on April 22, 2016 and its Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016. Information about the directors and executive officers of Envision is set forth in its proxy statement for its 2016 annual meeting of shareholders filed with the SEC on March 23, 2016. These documents can be obtained free of charge from the sources indicated above. A more complete description is contained in the Registration Statement and the joint proxy statement/prospectus filed with the SEC.

Forward-Looking Statements

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to AMSURG’s and Envision’s objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that AMSURG and Envision intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by AMSURG’s and Envision’s management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and AMSURG and Envision undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: (i) risks and uncertainties discussed in the reports that AMSURG and Envision have filed with the SEC; (ii) general economic, market, or business conditions; (iii) risks associated with the ability to consummate the business combination between AMSURG and Envision and the timing of the closing of the business combination; (iv) the ability to successfully integrate AMSURG’s and Envision’s operations and employees; (v) the ability to realize anticipated benefits and synergies of the business combination; (vi) the potential impact of announcement of the business combination or consummation of the transaction on relationships, including with employees, customers and competitors; and (vii) other circumstances beyond AMSURG’s and Envision’s control. Refer to the section entitled “Risk Factors” in AMSURG’s and Envision’s annual and quarterly reports for a discussion of important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements.

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